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              [LETTERHEAD OF INDUSTRIAL-WORKS HOLDING CO., LLC]


March 31, 2000

Fieldworks, Incorporated
7631 Anagram Drive
Eden Prairie, MN 55344
Attention: Mr. David Malmberg, Chairman

Ladies and Gentlemen:

We previously issued to you by a letter dated February 18, 2000 a commitment to purchase up to $3,000,000 of additional Series B Preferred Stock of Fieldworks. You have requested us to modify such commitment and to invest additional funds at a date earlier than our previous commitment contemplated, and we are today entering into a Stock Purchase Agreement providing for us to purchase 500,000 shares of a new Series C Preferred Stock at $2.00 per share. In the same agreement, Fieldworks is committing to commence a registered offering to all holders of its stock of rights to purchase common stock at $2.00 per share (the "rights offering").

This letter is written to confirm the agreement of IWHC to purchase at least 1,000,000 shares in this rights offering, provided that other shareholders purchase at least 1,500,000 shares, and provided the purchase price in the rights offering is $2.00 per share, as presently contemplated. If the price is changed with our consent, IWHC will purchase $2,000,000 in value provided other holders purchase at least $3,000,000 in value. This commitment shall expire if the rights offering is not completed by June 30, 2000 or if prior to the completion of the rights offering the Fieldworks common stock ceases to be admitted to trading (or if Fieldworks is given notice of a decision to cause such a delisting) on the Nasdaq National Market System.

IWHC reserves the right to purchase its full allocation in the rights offering (considering both its Series B Preferred Stock and the newly acquired Series C Preferred) and to exercise its oversubscription privilege.

In consideration for IWHC's commitment in this letter, FieldWorks acknowledges that the February 18, 2000 comittment letter is cancelled and replaced by this commitment letter. IWHC shall retain the five-year warrant to purchase 100,000 shares of Common Stock of FieldWorks issued on the date of acceptance of the February 18, 2000 commitment.
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As the holder of the Fieldworks Series B Preferred Stock, IWHC hereby consents to the Stock Purchase Agreement dated March 31, 2000 and to the issuance of the Series C Convertible Participating Preferred Stock and to all terms of such Series C Preferred.

If the terms of this Commitment Letter are acceptable, please sign below and return a copy of this letter to us.

Sincerely,

/s/ Michael E. Johnson
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Michael E. Johnson
Managing Director

The undersigned accepts the foregoing commitment and the terms and conditions of this Commitment Letter.

FIELDWORKS, INCORPORATED

By: /s/ David Malmberg
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        David Malmberg
        Chairman